As filed with the Securities and Exchange Commission on July 29, 2016

Registration Nos. 333-170386, 333-181482, 333-181492 and 333-188527

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-170386

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-181482

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-181492

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-188527

UNDER

THE SECURITIES ACT OF 1933

SCIQUEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2127592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3020 Carrington Mill Boulevard, Suite 100 Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

SciQuest, Inc. 2004 Stock Incentive Plan

SciQuest, Inc. Employee Stock Purchase Plan

SciQuest, Inc. 2013 Stock Incentive Plan

(Full title of the Plan)

Grant W. Collingsworth

General Counsel

SciQuest, Inc.

3020 Carrington Mill Boulevard, Suite 100

Morrisville, North Carolina 27560

(919) 659-2100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Shelly M. Hirschtritt, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of SciQuest, Inc., a Delaware corporation (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-170386, registering 2,032,231 shares of common stock, par value $0.001 per share (“Common Stock”), under the SciQuest, Inc. 2004 Stock Incentive Plan (the “2004 Plan”), as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 5, 2010, as amended by Post-Effective Amendment No. 1, as previously filed with the SEC on May 17, 2012;

2.	Registration Statement No. 333-181482, registering 1,000,000 shares of Common Stock under the 2004 Plan, as previously filed with the SEC on May 17, 2012;

3.	Registration Statement No. 333-181492, registering 1,000,000 shares of Common Stock under the SciQuest, Inc. Employee Stock Purchase Plan, as previously filed with the SEC on May 17, 2012; and

4.	Registration Statement No. 333-188527, registering 3,500,000 shares of Common Stock under the SciQuest, Inc. 2013 Stock Incentive Plan, as previously filed with the SEC on May 10, 2013.

Effective as of July 28, 2016 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of May 30, 2016, by and among the Registrant, AKKR Green Parent, LLC, a Delaware limited liability company (“Parent”), and AKKR Green Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the offerings under the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on July 29, 2016.

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.